Exhibit 4.10

AMENDMENT NO. 7

TO

THE LINCOLN ELECTRIC COMPANY

EMPLOYEE SAVINGS PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010)

The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 7 to The Lincoln Electric Company Employee Savings Plan (As amended and restated effective January 1, 2010) (the “Plan”), effective as of February 1, 2015.

I.

The second sentence of Section 1.1(4) of the Plan (as amended by Amendment No. 6 to the Plan) is hereby amended in its entirety to read as follows:

“Base Compensation shall also include any commissions paid to (a) those Employees of Lincoln Electric Cutting Systems, Inc. (formerly known as Vernon Tool Co., LTD) who are classified as ‘direct sales associates’ and (b) those Employees of the Company who are classified as ‘retail sales specialists’, but shall not include commissions paid to any other Employees of an Employer.”

EXECUTED this 26th day of February, 2015.

THE LINCOLN ELECTRIC COMPANY

By:	/s/ Frederick G. Stueber

Title:	Executive Vice President